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                                                                    Exhibit 10.6

                         STANDARD DISTRIBUTION AGREEMENT
                           VALUE ADDED RESELLER (VAR)

         THIS AGREEMENT is entered into as of the 20 day of June 1998, by and between HealthGate Data Corp., a Delaware corporation, having an address at 380 Pleasant Street, Suite 230, Malden, MA 02148 (hereinafter referred to as "HealthGate") and Data General Corporation a Delaware corporation, having an address at 3400 Computer Drive, Westborough, MA 01580 (hereinafter referred to as "VAR").

                                   WITNESSETH:

         WHEREAS, VAR markets and sells to companies, institutions and other entities, alone or in combination with others, interactive information, communication and transactional services (whether presently existing or hereafter developed referred to herein as the "VAR Services"); and

         WHEREAS, HealthGate offers several series of information including the MEDLINE database and other databases through HealthGate's Internet sites, including HealthGate's Internet sites having the following URLs:
http://www.healthgate.com and http://beWELL.com (the "HealthGate Sites");

         WHEREAS, VAR and HealthGate wish to enter into an agreement providing for VAR to sell and license certain of HealthGate's series of databases available through the Internet and other HealthGate products and services to VAR's clients and prospects through a Co-Branded Site (as defined in Section 1.1) designed for the VAR's clients and prospects.

         NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

I.   CO-BRANDED SITE; RELICENSING; AUTHORIZED USERS; LINKS TO CO-BRANDED SITE

        1.1 CO-BRANDED SITE. HealthGate will design, develop, host and maintain, if applicable, a customized site that can be accessed by the Authorized Users (as defined in Section 1.3) and contain databases and information, including the HealthGate Series of Products (the "Co-Branded Site"). Each Co-Branded Site shall be subject to a separate End-User Agreement, by and among HealthGate, VAR and the Corporate/Institutional Account (as defined in Section 1.2), substantially in the form of SCHEDULE E hereto, which sets forth, among other matters, the following: (i) the specific databases and information available at the Co-Branded Site through HealthGate; (ii) whether advertising and sponsorship messages shall be available on the Co-Branded Site; and (iii) specification, customization and responsibility concerning the design, development, hosting and maintenance of the Co-Branded Site; and (iv) usage and overage charges

        1.2 RELICENSING. VAR shall market, sell and license to institutions, companies, corporations and other entities ("Corporate/Institutional Accounts") access to HealthGate Series of Products (as defined in Section 2.1, below) pursuant to the terms of this Agreement. With the exception of the defined "VAR Territory", as defined in Schedule D, VAR shall contact HealthGate and register each prospect in advance of licensing a HealthGate Series of Products to a Corporate/Institutional Account. HealthGate may reject to the proposed transaction with the potential Corporate/Institutional Account, if such Corporate/Institutional Account is outside the VAR Territory.

        1.3 AUTHORIZED USERS. For the purposes of this Agreement, "Authorized User" shall mean (i) Corporate/Institutional Accounts that have been licensed to access the "Co-Branded Site" pursuant to an End-User Agreement; and (ii) persons who access a Corporate/Institutional Account through such entity's Intranet or Internet access pursuant to the terms of the End-User Agreement.

         1.4 LINKS TO CO-BRANDED SITE; INTERACTIONS BETWEEN SITES. HealthGate will accept links from the Corporate/Institutional Account's Internet or Intranet site(s) to the Co-Branded Site. On the Co-Branded Site, HealthGate will accept queries posed by an Authorized User and return to the Authorized User the results of said queries to the Co-Branded Site.

         All such interactions between the two sites will be conducted according to mutually agreed upon standards. The Co-Branded Site shall contain prominent reference to HealthGate and prominently feature HealthGate's logo in a manner acceptable to HealthGate. In the event the parties do not mutually agree upon the interaction standards within 30 days of the date of the applicable End-User Agreement, such standards shall be established by HealthGate to be consistent with the interaction standards utilized by HealthGate in its other VAR or similar arrangements.


II.  HEALTHGATE SERIES OF PRODUCTS

         2.1 HEALTHGATE SERIES OF PRODUCTS. Following receipt by HealthGate of the applicable fully- executed End-User Agreement (SCHEDULE E) and VAR purchase orders, Authorized Users shall have access via the Co-Branded Site to one or more of the series of databases listed on SCHEDULE A attached hereto (the "HealthGate Series of Products").

         2.2 EXCLUSIVITY. VAR agrees that during the term of this agreement it shall not market, license or provide links or access from its sites to any other entity's products or services that are similar in nature to those of HealthGate Series of Products.

III.  FEES

         3.1 LICENSE FEES. Annual list price license fees and annual license fees chargeable by HealthGate to VAR for each of the HealthGate Series of Products are set forth in SCHEDULE A. Unless otherwise expressly agreed to in writing by HealthGate, license fees to HealthGate are payable in advance.

         3.2 ADVERTISING AND OTHER FEE ARRANGEMENTS. Arrangements concerning advertising or other fee arrangements, if any, are set forth on SCHEDULE B attached hereto.

        3.3 PROFESSIONAL SERVICES AND CUSTOM DEVELOPMENT (SETUP CHARGES). Arrangements concerning other professional services, custom development or setup fees, if any, are set forth on SCHEDULE C attached hereto.



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         3.4 LATE FEES. All late fee payments shall accrue interest at the rate of twelve percent (12%) per annum.


IV.  TERM AND TERMINATION

        4.1 TERM. This Agreement shall be effective on June 20, 1998, and shall continue in effect until ____, ____ (the "Initial Scheduled Expiration Date"), unless otherwise terminated as provided hereunder.

         4.2 RENEWAL. Unless notice of intent not to renew is given by either party at least ninety (90) days prior to the then current Scheduled Expiration Date, this Agreement shall be automatically extended for an additional twelve-month period.

         4.3 TERMINATION FOR BREACH. Each party hereto shall have the right to terminate this Agreement in the event that the other party has materially breached this Agreement; provided, however, that no such termination shall be effective unless (i) the terminating party provides at least ten (10) days written notice (the "Termination Notice") to the other party setting forth the facts and circumstances constituting the breach, and (ii) the party alleged to be in default does not cure such default within thirty (30) days following receipt of the Termination Notice. In the event that the nature of the default specified in the Termination Notice cannot be reasonably cured within thirty
(30) days following receipt of the Termination Notice, a party shall not be deemed to be in default if such party shall, within such thirty (30) day period, present an agreed upon plan to cure the default, commences curing such default and thereafter diligently prosecutes the same to completion. If the breach specified in the Termination Notice is timely cured or cure is commenced and diligently pursued, as provided above, the Termination Notice shall be deemed rescinded and the Agreement shall continue in full force and effect.

         4.4 POST TERMINATION OBLIGATIONS. (a) PAYMENTS. In the event of any termination of this Agreement by either party, all fees previously due or owing by either party as of the date of termination will be immediately due and payable in full to the other party.

         (b) SEVERANCE OF LINKS AND DISCONTINUANCE OF PROMOTION OF CO-BRANDED SITE. Within ten (10) business days of any termination by either party of this Agreement, both parties will destroy advertising or promotional materials, if any, containing any reference to the other party or their products.

         (c) CONTINUING ACCESS FOR PAID CORPORATE/INSTITUTIONAL ACCOUNTS. Notwithstanding the termination of this Agreement, HealthGate shall continue to make available access to the HealthGate Series of Products to Corporate/Institutional Accounts following termination of this agreement (i) to the extent that HealthGate has received prior to such termination from VAR or such Corporate/Institutional Account prepayment of licensing fees and (ii) provided such Corporate/Institutional Account was not directly or indirectly involved in the breach or default giving rise to the termination of this agreement.



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V.  HEALTHGATE TRADEMARKS

         5.1 HEALTHGATE TRADEMARKS. Notwithstanding the limited right to use HealthGate's name, logo and other marks created or utilized by HealthGate (collectively the "HealthGate Trademarks") on the Co-Branded Sites, VAR recognizes and acknowledges HealthGate's representation that HealthGate is the sole owner of the HealthGate Trademarks and all rights therein and the goodwill pertaining thereto belong exclusively to HealthGate. VAR recognizes and acknowledges HealthGate's representation that HealthGate Trademarks have acquired a secondary meaning and are associated with high quality services and products available from HealthGate. Accordingly, the VAR is authorized to use the HealthGate Trademarks in accordance with the applicable trademark laws in conjunction with the sales and marketing effort surrounding the HealthGate services to the VAR territory. Any other use of the HealthGate Trademarks is subject to written approval by HealthGate

         VAR acknowledges HealthGate's representation that each HealthGate Trademark is and will remain the exclusive property of HealthGate and all use by the Co-Branded Site, Corporate/Institutional Accounts or VAR of any HealthGate Trademark will inure solely to the benefit of HealthGate. Neither this Agreement nor any rights granted hereunder will operate as a transfer to VAR or Corporate/Institutional Accounts or the Co-Branded Site of any rights in or to any HealthGate Trademark, except for the limited rights expressly granted under this Agreement. VAR will not take any action that would undermine, conflict with, or be contrary to the rights and interest of HealthGate, including, without limitation, any use of, or attempt to register, any trademark, service mark or trade name substantially similar to any HealthGate Trademark.

         All advertising and promotional material for the Co-Branded Sites or the HealthGate Series of Products, which contains any HealthGate Trademark, shall be subject to review and approval by HealthGate (which approval shall not be unreasonably withheld).

VI.  REPRESENTATIONS, WARRANTIES AND RELATED AGREEMENTS.

         6.1 HEALTHGATE'S REPRESENTATIONS AND WARRANTIES. HealthGate represents and warrants that (i) it has the right and authority to enter into this Agreement, (ii) the HealthGate Series of Products are either HealthGate's own and original creation or are validly licensed to HealthGate for use by others or are in the public domain; (iii) it has full ownership of the HealthGate Trademarks.

         6.2 COMPLIANCE WITH LAWS. Except to the extent such obligation is expressly assumed by VAR, HealthGate shall, at its own expense, comply with any laws relating to the sale, lease, or license of the HealthGate Series of Products, and shall procure all licenses and pay all fees and other charges required thereby.

         6.3 VAR REPRESENTATIONS AND WARRANTIES. VAR represents and warrants that (i) it has the right to enter into this Agreement, (ii) VAR's agreements with its Corporate/Institutional Accounts shall be consistent with the terms and conditions of this Agreement; and (iii) VAR shall not commit HealthGate to provide the HealthGate Series of Products or any other HealthGate Service or product without HealthGate's express written consent.

         6.4 COMPLIANCE WITH LAWS; PROHIBITION ON RESALE AND RELICENSING OF PRODUCTS. In the



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End-User Agreement and in other agreements, contracts and arrangements with its
Corporate/Institutional Accounts, VAR shall require each of its Corporate/Institutional Accounts to limit its actions (including the actions of its Authorized Users) and use of the HealthGate Series of Products to conform to applicable laws regarding the export of re-export of any information, or any process, product, or service, to countries specified as prohibited destinations, including the Regulations of the U.S. Department of Commerce and/or the U.S. State Department, to the extent applicable. Corporate/Institutional Accounts and Authorized Users of the Co-Branded Site shall be prohibited from reselling or re-licensing the HealthGate Series of Products or any portion thereof without the express written consent of VAR and HealthGate (which consent may be withheld for any reason or for no reason). VAR shall be responsible for enforcing this prohibition and having appropriate written limitations of the use of the HealthGate Series of Products with all its Corporate/Institutional Accounts or other users of the Co-Branded Sites. VAR shall have all Authorized Users register with VAR or the Corporate/Institutional Account in a manner acceptable to HealthGate and such registration information shall be available for review by HealthGate upon written request.

VII. NEW PRODUCTS AND QUARTERLY MUTUAL NON-DISCLOSURE

         7.1 INCLUSION OF NEW HEALTHGATE PRODUCTS If during the term of this Agreement, HealthGate develops or promotes new products or services (including new content sources) which HealthGate offers for resale or licensing through HealthGate's value added reseller network ("New VAR Products and Services"), then HealthGate shall permit VAR to also promote, sell and license such New VAR Products and Services.

         7.2 QUARTERLY INFORMATIONAL MEETINGS. Representatives of HealthGate and VAR shall meet quarterly to share information concerning products, services, promotions, marketing and technical matters. The purpose of such meetings shall be to plan for improvements to existing HealthGate Series of Products and to coordinate future marketing and other activities. Neither party shall be obligated to provide confidential information in such meetings; however, if confidential information is disclosed in such meetings, the recipient of such confidential information shall use reasonable care, but in no event no less than the same degree of care that it uses to protect its own confidential and proprietary information of similar importance, to prevent the unauthorized use, disclosure, publication or dissemination of such confidential information. Additionally, the recipient agrees it is accepting the confidential information for the sole purpose of licensing and sales pursuant to this VAR Agreement and the recipient agrees not to use such confidential information otherwise for its own or any third party's benefit.

VIII.  ADMINISTRATORS; CONTACT PERSONS.

         8.1 ADMINISTRATORS. The parties each hereby designate an Administrator to receive notices, and any other contact between parties pursuant to this Agreement.

HealthGate's Administrator is:

         ------------------
         HealthGate Data Corp.
         380 Pleasant Street, Suite 230
         Malden, MA  02148



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         1-781-321-6000 x____ (voice)
         1-781-321-2262 (fax)
                  @healthgate.com (electronic mail)
         ---------

VAR's Administrator is:

         -----------

         -----------
                     (voice)
         -----------
                     (fax)
         -----------
                     (electronic mail)
         -----------

         Either party may change its Administrator pursuant to written notice to the other party containing an express reference to this Agreement.

IX.      DISPUTE RESOLUTION

         9.1 GOOD FAITH DISCUSSIONS. The parties hereto agree to meet and confer in good faith to resolve any problems or disputes that may arise under this Agreement.

         9.2 ARBITRATION. Any dispute or controversy between the parties, including a fee dispute or a dispute arising from an alleged material breach of this Agreement by a party, shall, on written request of one party served on the other, be submitted to arbitration. Any arbitration shall be conducted before a panel of three arbitrators in accordance with the then existing Rules for Commercial Arbitration of the American Arbitration Association and judgment upon any award rendered by the arbitrator(s) may be entered by any State or Federal court having jurisdiction thereof. The parties intend that this agreement to arbitrate be valid, enforceable and irrevocable. The decisions of the arbitrators shall be final and conclusive upon all parties and judgment upon the award may be entered in any court of competent jurisdiction. The arbitrators may assess costs, including counsel fees, in such manner as they deem fair and equitable. The arbitration shall be conducted in Boston, Massachusetts unless otherwise mutually agreed by the parties.

         9.3 INJUNCTIVE RELIEF. VAR acknowledges that in the event of a breach of certain sections of this Agreement, including, without limitation Article V and Sections 4.4(b) and 6.4, HealthGate may not have an adequate remedy at law and may suffer irreparable damage and injury. Therefore, in addition to any other remedy available, VAR agrees that if it violates any of the provisions of
Article V or Sections 4.4(b) or 6.4, HealthGate shall be entitled to seek injunctive relief by a court of competent jurisdiction.

X.  MISCELLANEOUS

         10.1 CONFIDENTIAL INFORMATION. Unless otherwise agreed to in writing signed by the authorized representatives of both parties, neither party shall provide the other party with information that is confidential or proprietary to itself or any third party. Accordingly, no obligation of confidentiality of any kind is assumed by, or shall be implied against, either party



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by virtue of its discussions and/or correspondence with the other party or with respect to any information received (in whatever form or whenever received) from the other party under this Agreement or in activities related thereto.

         10.2 LIMITATIONS ON DAMAGES. Neither party shall be entitled to indirect, incidental, or consequential damages, including lost profits based on any breach or default under this Agreement. This limitation shall not apply to any liabilities based on obligations to third parties. In no event shall HealthGate be liable under this Agreement to VAR for damages exceeding the amounts paid by VAR under this Agreement.

         For any period of time in which the HealthGate Site is not available to Authorized Users or not properly functioning through the Co-Branded Site due to actions or inactions by HealthGate, VAR's remedy shall be limited to an abatement of that portion of the License Fee attributable to the period of time of which the HealthGate Site is unavailable or not functioning.

         10.3. FREEDOM OF ACTION. Except as set forth in Section 2.2, nothing in this Agreement shall be construed as prohibiting or restricting either party from independently developing or acquiring and marketing materials and/or programs that are competitive with the Co-Branded Sites.

         10.4 INDEPENDENT CONTRACTOR. HealthGate and VAR are and shall remain independent contractors with respect to all matters pursuant to the Agreement.

         10.5 NO ASSIGNMENT. VAR may not sell, transfer, assign, or subcontract, any right or obligation set forth in this Agreement without the express advance written consent of HealthGate.

         10.6 AMENDMENTS IN WRITING. No amendment, modification, or waiver of any provision of this Agreement shall be effective unless it is set forth in a writing that refers to this Agreement and is executed by an authorized representative of both parties. No failure or delay by either party in exercising any right, power, or remedy will operate as a waiver of any such right, power, or remedy.

        10.7 THIRD PARTY RIGHTS. This Agreement is not intended and shall not be construed to create any rights for any third party.

         10.8 FORCE MAJEURE. Neither party shall be liable nor deemed to be in default of its obligations hereunder for any delay or failure in performance under the Agreement or other interruption of Service resulting, directly or indirectly, from acts of God, civil or military authority, act of the public enemy, war, accidents, natural disasters or catastrophes, strikes, or other work stoppages or any other cause beyond the reasonable control of the party affected thereby. However, each party shall utilize it best good faith efforts to perform such obligations to the extent of its ability to do so in the event of any such occurrence or circumstances.

         10.9 GOVERNING LAW. The validity, interpretation, and performance of this Agreement shall be governed by and construed in accordance with the internal laws and not the law of conflicts of the Commonwealth of Massachusetts.



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         10.10 ENTIRE AGREEMENT; SEVERABILITY. This Agreement, together with the
Schedules and other attachments referenced herein, contains a full and complete expression of the rights and obligations of the parties. This Agreement supersedes any and all other agreements, written or oral, made by the parties.
If any provision of this Agreement is finally held by a court or arbitration panel of competent jurisdiction to be unlawful, the remaining provisions of this Agreement shall remain in full force and effect to the extent that the parties' intent can be lawfully enforced.

         10.11 EXHIBITS. All exhibits and attachments referenced in this Agreement are incorporated herein as though set forth in full. If any provision of this Agreement conflicts with any Exhibit to this Agreement, this Agreement shall control with respect to the subject matter of such Exhibit.

         10.12 CAPTIONS & HEADINGS. The headings, titles and captions of the sections of this Agreement and the Exhibits and Attachments are inserted only to facilitate reference, and they shall not define, limit, extend or describe the scope or intent of this Agreement or any provision hereof or any Exhibit or Attachment hereto, and they shall not constitute a party hereof or affect the meaning or interpretation of this Agreement or any part hereof.

         10.13 OPERATION OF HOT SITE. HealthGate is currently investigating the use of appropriate alternate sites for its data center. These sites will serve as alternative sites or "hot sites" in the event of disaster or any other causes of interruption of service at its data center facilities. Additionally, these sites will serve as high-bandwidth access sites for HealthGate's international clients and partners. VAR is encouraged to submit candidates for the hot sites, including VARs data center(s).

         10.14 YEAR 2000 - The PROGRAMS(S) requiring date data input of four digit date years. Provided that input to the PROGRAM(S) comply with this requirement, for each PROGRAM(S) shipped by VENDOR, VENDOR warrants to DGC and to the END USER, if any, that the PROGRAM(S) shall, for a period that commences on such shipment and expires ninety (90) calendar days successful installation, or March 31, 2001, whichever occurs later, correctly process, calculate, compare and sequence data from, into and between the twentieth and twenty-first centuries, including leap-year calculations, when used in accordance with its user documentation and published specifications and any other requirements set forty in the applicable PROGRAM ATTACHMENT, provided that all hardware and software used in combination with such PROGRAM(S) properly exchange data therewith.

         10.15 ESCALATION OF PROBLEMS. Both parties wish to work together to assure an effective and efficient implementation, therefore both parties will have the right to escalate any issue through the other party's organization if they are not resolved in a timely manner. In the event that an issue cannot be resolved by the parties' respective Program Manager ("PROGRAM MANAGER"), the issue shall be referred to designated representatives of each party in the following manner. B. To prevent any significant disruption in any work for a PROGRAM ATTACHMENT, the following events will be automatically escalated: (a) Tasks scheduled but not completed during the month and there is a disagreement with respect to the source of delay and/or the rescheduling of such tasks; and (b) Issues that may result in a material change in project scope and therefore may require additional charges by VENDOR. Issues involving changes in scope that may be billable include, but are not limited to, the following: (a) requests for additional training or additional tailoring assistance, (b) project delays greater than one month or (c) material changes in the scope of interfaces and conversions. These issues must be resolved to the mutual written agreement of both parties before any material changes in scope are acted upon. C. The parties agree that unresolved issues reported will be discussed within ten (10) business days by the next level representatives identified in Exhibit 4 who shall work to resolve the issues amicably and expeditiously. Issues that remain unresolved will continue to be escalated to the next level of representatives in the same manner. Should such issue not be resolved via this escalation process, then the matter may be addressed in accordance with the Mediation of a PROGRAM Attachment processes set forth below.

         IN WITNESS WHEREOF, duly authorized representatives of the parties have executed this Agreement as of the date first written above:

HEALTHGATE DATA CORP.                       DATA GENERAL CORPORATION (VAR)


By: /s/ WILLIAM S. REECE                    By: /s/ ROBERT S. IACONO
   -------------------------------             -----------------------------
Name:  William S. Reece                     Name: Robert S. Iacono
Title:  Chief Executive Officer                  ---------------------------
                                            Title: VP, Worldwide Healthcare
                                                  --------------------------



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